                                                         RE: NN, Inc.
                                                         2000 Waters Edge Drive
                                                         Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY:                                AT FRB|WEBER SHANDWICK
---------------                                ----------------------
Will Kelly                                     Kerry Thalheim     Susan Garland
Treasurer & Manager of Investor Relations      (General info)     (Analyst info)
(423) 743-9151                                 212-445-8437       212-445-8458

FOR IMMEDIATE RELEASE
June 12, 2003

                 NN, INC. APPOINTS ROBERT M. AIKEN JR. TO BOARD

Johnson City, Tennessee, June 12, 2003 - NN, Inc. (Nasdaq: NNBR) today announced the appointment of Robert M. Aiken Jr. to its Board of Directors, effective June
11, 2003. Mr. Aiken was most recently the Executive Vice President and Chief
Financial Officer of Sunoco Inc. (Sun Oil Co.), a position he held until his retirement in July of 1998. In addition to his Board duties, Mr. Aiken will assume the role of Audit Committee Chairman.

Roderick R. Baty, Chairman of the Board and Chief Executive Officer said, "We are pleased that Bob is joining NN, Inc.'s Board of Directors. His background includes a wealth of management and financial experience. We look forward to his ongoing input and counsel as a Board member, as well as his future contributions in the important role as Chair of our Audit Committee."

Prior to joining Sunoco in 1970, Mr. Aiken held financial positions with Hershey
Foods and Coopers & Lybrand. During his tenure at Sunoco, Mr. Aiken held various financial positions within the organization. He was named Senior Vice President and Chief Financial Officer in 1990 and Executive Vice President in 1996. He
held this position, which included operational responsibilities, until his retirement in 1998. Mr. Aiken is a graduate of the University of Pennsylvania and earned a Master of Science in Management at Stanford University. He is a
member of the Pennsylvania and American Institutes of Certified Public
Accountants. Currently, Mr. Aiken serves as a trustee of Bryn Mawr College and is Chairman of the Board of eGames, a public company.

NN, Inc. manufactures and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the Company manufacturers a variety of other plastic'
components. NN, Inc. had sales of US $193 million in 2002.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability of raw materials, currency and other risks associated with international trade, the
Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31,
2002.